As filed with the Securities and Exchange Commission on July 25, 2025
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQT CORPORATION
(Exact name of registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	25-0464690 (I.R.S. Employer Identification No.)
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William E. Jordan
Chief Legal and Policy Officer
EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Telephone: (412) 553-5700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With a copy to:
Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
(713) 836-3600

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 25, 2025
EQT CORPORATION
Offers to Exchange
Up to $495,925,000 of 7.500% Senior Notes due 2027 that have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Restricted 7.500% 2027 Notes”)	for a like principal amount of	7.500% Senior Notes due 2027 that have been registered under the Securities Act (the “Registered 7.500% 2027 Notes”)
Up to $344,921,000 of 6.500% Senior Notes due 2027 that have not been registered under the Securities Act (the “Restricted 6.500% 2027 Notes”)	for a like principal amount of	6.500% Senior Notes due 2027 that have been registered under the Securities Act (the “Registered 6.500% 2027 Notes”)
Up to $45,225,000 of 5.500% Senior Notes due 2028 that have not been registered under the Securities Act (the “Restricted 2028 Notes”)	for a like principal amount of	5.500% Senior Notes due 2028 that have been registered under the Securities Act (the “Registered 2028 Notes”)
Up to $734,583,000 of 4.50% Senior Notes due 2029 that have not been registered under the Securities Act (the “Restricted 4.50% 2029 Notes”)	for a like principal amount of	4.50% Senior Notes due 2029 that have been registered under the Securities Act(the “Registered 4.50% 2029 Notes”)
Up to $596,725,000 of 6.375% Senior Notes due 2029 that have not been registered under the Securities Act (the “Restricted 6.375% 2029 Notes”)	for a like principal amount of	6.375% Senior Notes due 2029 that have been registered under the Securities Act (the “Registered 6.375% 2029 Notes”)
Up to $494,086,000 of 7.500% Senior Notes due 2030 that have not been registered under the Securities Act (the “Restricted 2030 Notes”)	for a like principal amount of	7.500% Senior Notes due 2030 that have been registered under the Securities Act (the “Registered 2030 Notes”)
Up to $1,090,218,000 of 4.75% Senior Notes due 2031 that have not been registered under the Securities Act (the “Restricted 2031 Notes”)	for a like principal amount of	4.75% Senior Notes due 2031 that have been registered under the Securities Act (the “Registered 2031 Notes”)
Up to $67,196,000 of 6.500% Senior Notes due 2048 that have not been registered under the Securities Act (the “Restricted 2048 Notes”)	for a like principal amount of	6.500% Senior Notes due 2048 that have been registered under the Securities Act (the “Registered 2048 Notes”)
EQT Corporation, a Pennsylvania corporation (“EQT,” “we,” “us,” “our” and, collectively with its consolidated subsidiaries, the “Company”), is offering to exchange (i) any and all of its outstanding Restricted 7.500% 2027 Notes that are validly tendered for a like principal amount of its new Registered 7.500% 2027 Notes, (ii) any and all of its outstanding Restricted 6.500% 2027 Notes that are validly tendered for a like principal amount of its new Registered 6.500% 2027 Notes, (iii) any and all of its outstanding Restricted 2028 Notes that are validly tendered for a like principal amount of its new Registered 2028 Notes, (iv) any and all of its outstanding Restricted 4.50% 2029 Notes that are validly tendered for a like principal amount of its new Registered 4.50% 2029 Notes, (v) any and all of its outstanding Restricted 6.375% 2029 Notes that are validly tendered for a like principal amount of its new Registered 6.375% 2029 Notes, (vi) any and all of its outstanding Restricted 2030 Notes that are validly tendered for a like principal amount of its new Registered 2030 Notes, (vii) any and all of its outstanding Restricted 2031 Notes that are validly tendered for a like principal amount of its new Registered 2031 Notes and (viii) any and all of its outstanding Restricted 2048 Notes that are validly tendered for a like principal amount of its Registered 2048 Notes. Such offers are collectively referred to herein as the “Exchange Offers” and are individually referred to herein as an “Exchange Offer.” EQT will not receive any proceeds from the Exchange Offers.
Each of the Exchange Offers expire at 5:00 p.m., New York City time, on           , 2025, unless extended by EQT (such date and time, as may be extended, the “Expiration Date”). You may withdraw tenders of Restricted Notes (as defined below) at any time prior to the Expiration Date.
The terms of the Registered 7.500% 2027 Notes, the Registered 6.500% 2027 Notes, the Registered 2028 Notes, the Registered 4.50% 2029 Notes, the Registered 6.375% 2029 Notes, the Registered 2030 Notes, the Registered 2031 Notes and the Registered 2048 Notes (collectively, the “Registered Notes”) are identical in all material respects to the terms of the Restricted 7.500% 2027 Notes, the Restricted 6.500% 2027 Notes, the Restricted 2028 Notes, the Restricted 4.50% 2029 Notes, the Restricted 6.375% 2029 Notes, the Restricted 2030 Notes, the Restricted 2031 Notes and the Restricted 2048 Notes (collectively, the “Restricted Notes”), respectively, except that the Registered Notes have been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Registered Notes.
The Registered Notes, like the Restricted Notes, will be senior unsecured debt obligations of EQT and will rank equally with all of EQT’s other unsecured and unsubordinated debt obligations from time to time outstanding, will be effectively subordinated to any of EQT’s existing and future secured debt to the extent of the value of the assets securing that debt and will be structurally subordinated to all existing and any future debt and any other liabilities of EQT’s subsidiaries.
No public market currently exists for the Restricted Notes, and there is no assurance that any public market for the Registered Notes will develop. The Registered Notes will not be listed on any securities exchange or any automated dealer quotation system.
Each broker-dealer that receives Registered Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes where such Registered Notes were acquired by such broker-dealer as a result of market-making or other trading activities. EQT has agreed that, for a period of up to 180 days after the Expiration Date (or such longer period as may be required under certain circumstances by the Registration Rights Agreement (as defined herein)), if requested by one or more such broker-dealers, EQT will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution.”
See “Risk Factors” beginning on page 10 for a discussion of risk factors that you should consider before participating in any Exchange Offer.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2025.

This prospectus incorporates important business and financial information about the Company that is not included in or delivered with this prospectus. You can obtain, without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into the documents requested. In order to obtain timely delivery of the requested documents, you must make such request no later than           , 2025, which is five business days before the Expiration Date. You should direct requests for documents to:
EQT Corporation
Attention: Corporate Secretary
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Telephone: (412) 553-5700

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. This prospectus does not contain all of the information found in the registration statement. Before you decide to participate in an Exchange Offer, please review the full registration statement, including the information set forth under “Risk Factors,” the documents described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” and the exhibits to the registration statement.
You should not assume that the information in this prospectus or any document incorporated by reference herein is accurate as of any date other than the respective dates of those documents. The Company’s business, financial condition, results of operations and prospects may have changed since such dates.
We have not authorized anyone to provide you with any information other than contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you.
We are not making the Exchange Offers to, nor will we accept surrenders for exchange from, holders of Restricted Notes in any jurisdiction in which the applicable Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful.
No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in an Exchange Offer under applicable legal investment or similar laws or regulations. We are not making any representation to you regarding the legality of your participation in any Exchange Offer under applicable law.
In this prospectus, except as otherwise indicated or the context otherwise requires, references to “EQT Corporation,” “EQT,” “we,” “us” and “our” are to EQT Corporation and not its consolidated subsidiaries, and references to the “Company” are to EQT and its consolidated subsidiaries collectively. Also, in this prospectus, we have used the convention of referring to all Restricted Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.”
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the information included in this prospectus and in the documents incorporated by reference herein contain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking and are usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning, or the negative thereof.
Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus and in the documents incorporated by reference herein include statements regarding the Company’s plans, strategies and objectives; the Company’s anticipated financial and operational performance, including guidance regarding the Company’s strategy to develop its reserves; the Company’s drilling plans and programs, including availability of capital to complete these plans and programs; the Company’s total resource potential and drilling inventory duration; the Company’s projected production and sales volume, including liquified natural gas (“LNG”) volumes and sales; natural gas prices; changes in basis and the impact of commodity prices on the Company’s business; potential future impairments of the Company’s assets; the Company’s projected well costs and capital expenditures; the Company’s infrastructure projects; the cost, capacity and timing of obtaining regulatory approvals; the Company’s ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (“ESG”) initiatives, and achieve the anticipated results of such initiatives; projected gathering and compression rates; potential acquisitions or other strategic transactions, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions or from any recently completed strategic transactions; the amount and timing of any repayments, redemptions or repurchases of EQT’s common stock or of the Company’s outstanding debt securities or other debt instruments; the Company’s ability to retire its debt and the timing of such retirements, if any; the projected amount and timing of dividends; the Company’s projected cash flows and free cash flow, and the timing thereof; the Company’s liquidity and financing requirements, including funding sources and

ii

availability; the Company’s ability to maintain or improve its credit ratings, leverage levels and financial profile; the Company’s hedging strategy and projected margin posting obligations; the effects of litigation, government regulation and tax position; and the expected impact of changes to tax laws.
The forward-looking statements included in this prospectus and in the documents incorporated by reference herein involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by it. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond its control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing, processing, gathering and compressing natural gas, natural gas liquids (“NGLs”) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, pipe, supplies, personnel, oilfield services, sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company’s ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company’s joint venture arrangements; government regulations or actions, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to recently completed divestitures, acquisitions and other significant strategic transactions. These and other risks and uncertainties are described under Part I, Item 1A., “Risk Factors” and elsewhere in EQT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in other documents EQT subsequently files from time to time with the SEC. See “Where You Can Find More Information.” In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.
Any forward-looking statement speaks only as of the date on which such statement is made, and except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY
This summary provides a brief overview of certain information about us, the Exchange Offers and the Registered Notes that is contained elsewhere in this prospectus or in the documents incorporated by reference herein. Because it is abbreviated, this summary does not contain all of the information that may be important to you in understanding the Exchange Offers and the terms of the Registered Notes. You should read this entire prospectus and the documents incorporated by reference before deciding whether or not to exchange your Restricted Notes for Registered Notes. In particular, you should carefully consider the information set forth under “Risk Factors” beginning on page 10 of this prospectus.
Our Company
We are a vertically integrated natural gas company with production, gathering and transmission operations focused in the Appalachian Basin. As of December 31, 2024, we had 26.3 trillion cubic feet of natural gas equivalents of proved natural gas, NGLs and oil reserves across approximately 2.1 million gross acres and approximately 2,925 miles of pipeline infrastructure. In addition, we operate and hold an investment in the Mountain Valley Pipeline, a 303-mile long pipeline that spans from Wetzel County, West Virginia to Pittsylvania County, Virginia.
We are committed to responsibly developing our world-class asset base and being the operator of choice for all stakeholders. By promoting a culture that prioritizes operational efficiency, technology, sustainability and safety, we seek to continuously improve the way we produce and deliver environmentally responsible, reliable and affordable energy.
Our business strategy is to be the lowest-cost producer of natural gas, and we are situated to endure and excel during times of market volatility. In periods of low commodity prices, our integrated business model is designed to produce durable free cash flow due to the annuity-like nature of our midstream assets. In periods of high commodity prices, our low-cost structure permits lower levels of financial hedging, thus providing increased exposure to higher natural gas prices. Our peer-leading drilling inventory coupled with our midstream ownership and operatorship also positions us to provide production growth to serve growing demand from the power and LNG markets.
Our operational strategy focuses on the successful execution of combo-development projects. Combo-development refers to the development of several multi-well pads in tandem. Combo-development generates value across all levels of the reserves development process by maximizing operational and capital efficiencies. In the drilling stage, rigs spend more time drilling and less time transitioning to new sites. Advanced planning, a prerequisite to pursuing combo-development, facilitates the delivery of bulk hydraulic fracturing sand and piped fresh and recycled water and provides the ability to continuously meet completions supply needs and the use of environmentally friendly technologies such as electric hydraulic fracturing powered by natural gas. The benefits of combo-development extend beyond financial gains to include environmental and social interests. We have developed an integrated ESG program that interplays with our combo-development-driven operational strategy. Core tenets of our ESG program include investing in technology and human capital; improving data collection, analysis and reporting; and engaging with stakeholders to understand, and align our actions with, their needs and expectations. Combo-development, when compared to similar production from non-combo-development operations, translates into fewer trucks on the road, decreased fuel usage, shorter periods of noise pollution, fewer areas impacted by midstream pipeline construction and shortened duration of site operations, all of which fosters a greater focus on safety, environmental protection and social responsibility.
We believe that combo-development projects are key to delivering sustainably low well costs and higher returns on invested capital. Our business model enables us to generate durable free cash flow and correspondingly, we have implemented a robust capital allocation strategy directed at responsibly developing our assets and positioning us for organic growth, while also returning capital to our shareholders through a combination of debt retirements, a base dividend and opportunistic share repurchases. We are also focused on maintaining and strengthening our investment grade credit metrics, which improve our access to reliable, low-cost capital throughout market cycles. Furthermore, we believe the benefits of our operating model can be enhanced through select strategic transactions, and, as such, part of our strategy includes creating value through mergers and acquisitions, divestitures, joint ventures and similar business transactions as well as by investing in energy transition opportunities directed at complementing and, in certain cases, diversifying our core business operations.
EQT’s principal executive offices are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, and its telephone number at that location is (412) 553-5700. Our investor relations website is http://ir.eqt.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, other than the documents EQT has filed with the SEC that are expressly incorporated by reference into this prospectus.

The Exchange Offers
The following is a summary of the Exchange Offers and is not intended to be complete. For a more complete understanding of the Exchange Offers, see “The Exchange Offer.”
Background
On February 24, 2025, EQT commenced its private offers (the “EQM Private Exchange Offers”) to eligible holders to exchange any and all outstanding notes (the “EQM Notes”) issued by EQM Midstream Partners, LP (“EQM”), an indirect wholly owned subsidiary of EQT, for new notes issued by EQT and cash, and on April 2, 2025, EQT completed such offers and issued the Restricted Notes to the participating eligible holders in exchange for their EQM Notes.
EQT is offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy its obligations under the Registration Rights Agreement, dated as of April 2, 2025 (the “Registration Rights Agreement”), that EQT entered into with the dealer managers of the EQM Private Exchange Offers. See “The Exchange Offers — Purpose of the Exchange Offers; Registration Rights.” After the Exchange Offers are complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes.
The Exchange Offers
EQT is offering to exchange the Restricted Notes for a like principal amount of the applicable Registered Notes of the same series, the offer of which has been registered under the Securities Act.
The Restricted Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offers — Terms of the Exchange Offers.”
The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.
Expiration Date
Each Exchange Offer expires at 5:00 p.m., New York City time, on            , 2025, unless extended by us. See “The Exchange Offers — Expiration Date; Extensions; Amendments.”
Conditions to the Exchange
Offers
The Exchange Offers are subject to certain customary conditions, which we may amend or waive at any time with respect to an Exchange Offer. See “The Exchange Offers — Conditions to the Exchange Offers.”
The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. None of the Exchange Offers is conditioned on the consummation of any of the other Exchange Offers.
Regulatory Requirements
We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offers, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the Exchange Offers are being made.

Procedures for Tendering the Restricted Notes
If you beneficially own Restricted Notes that are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee, and you wish to participate in an Exchange Offer, you must instruct that custodial entity to tender your Restricted Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial holders are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.
If your Restricted Notes are registered in your name and you wish to participate in an Exchange Offer, you must complete and submit the accompanying letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal, along with the Restricted Notes and any other required documents, to the Exchange Agent (as defined below) at its address listed on the cover of the letter of transmittal.
If you hold Restricted Notes through The Depository Trust Company (“DTC”) and wish to participate in an Exchange Offer, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.
Withdrawal Rights
You may withdraw your tender of Restricted Notes at any time before the Expiration Date. See “The Exchange Offers — Withdrawal of Tenders.”
Acceptance of the Restricted Notes and Delivery of the Registered Notes
If all of the conditions to the completion of the Exchange Offers are satisfied, EQT will accept any and all Restricted Notes that are validly tendered in an Exchange Offer before the Expiration Date. EQT will return any Restricted Notes that it does not accept for exchange to its registered holder at EQT’s expense promptly after the Expiration Date. EQT will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the Expiration Date and acceptance of such Restricted Notes. See “The Exchange Offers.”
Resale of Registered Notes
Based on interpretations by the staff of the SEC, as described in previous no-action letters issued to third parties, we believe that the Registered Notes you receive pursuant to the Exchange Offers in exchange for the Restricted Notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
•
you are acquiring the Registered Notes issued in the Exchange Offers in the ordinary course of your business;

•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the Registered Notes you will receive in the Exchange Offers; and

•
you are not an “affiliate” of EQT, as defined in Rule 405 of the Securities Act.

By tendering your Restricted Notes as described in “The Exchange Offers — Procedures for Tendering the Restricted Notes,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the staff of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Registered Notes. Furthermore, we have based our belief set forth above on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.
Each broker-dealer that receives Registered Notes for its own account in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”
Absence of Dissenters’ Rights of Appraisal
Holders of Restricted Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers. See “The Exchange Offers — Absence of Dissenters’ Rights of Appraisal.”
Consequences of Failure to Exchange Restricted Notes
If a holder of Restricted Notes does not tender its Restricted Notes in an Exchange Offer, such holder will continue to hold its Restricted Notes and such holder will be entitled to all the rights and limitations currently applicable to the Restricted Notes, except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the Exchange Offers. In particular, the Restricted Notes will continue to be subject to transfer restrictions, and a holder of Restricted Notes will not be able to offer or sell its Restricted Notes unless the holder is able to rely on an exemption from the requirements of the Securities Act or the offer or sale of Restricted Notes is registered under the Securities Act. After the Exchange Offers are completed, EQT will no longer have an obligation to register the offer or sale of Restricted Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Restricted Notes not eligible to participate in the Exchange Offers pursuant to the Registration Rights Agreement.
If your Restricted Notes are not validly tendered and accepted in an Exchange Offers, it may become more difficult to sell or transfer your Restricted Notes because the trading market for any remaining Restricted Notes will likely become more limited to the extent that Restricted Notes are validly tendered and accepted in the Exchange Offers. See “Risk Factors — Risks Relating to the Exchange Offers — You may have difficulty selling Restricted Notes that you do not exchange.”

Federal Income Tax
Consequences
The exchange of Restricted Notes for Registered Notes pursuant to the Exchange Offers generally will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”
Use of Proceeds
We will not receive any cash proceeds from the issuance of Registered Notes. We are making the Exchange Offers solely to satisfy our obligations under the Registration Rights Agreement.
Exchange Agent
The Bank of New York Mellon is the exchange agent for the Exchange Offers (the “Exchange Agent”). The address and telephone number of the Exchange Agent are set forth in “The Exchange Offers — Exchange Agent.”

The Registered Notes
The following is a summary of the principal terms of the Registered Notes and is not intended to be complete. Certain of the terms described below are subject to important limitations and exceptions. For a more detailed description of the Registered Notes, see “Description of Notes.” Other than the restrictions on transfer, registration rights and additional interest provisions, each series of the Registered Notes will have the same terms as the corresponding series of Restricted Notes.
Issuer
EQT Corporation, a Pennsylvania corporation
Securities Offered
Up to $3,868,879,000 aggregate principal amount of notes, consisting of up to:
•
$495,925,000 aggregate principal amount of 7.500% Senior Notes due 2027;

•
$344,921,000 aggregate principal amount of 6.500% Senior Notes due 2027;

•
$45,225,000 aggregate principal amount of 5.500% Senior Notes due 2028;

•
$734,583,000 aggregate principal amount of 4.50% Senior Notes due 2029;

•
$596,725,000 aggregate principal amount of 6.375% Senior Notes due 2029;

•
$494,086,000 aggregate principal amount of 7.500% Senior Notes due 2030;

•
$1,090,218,000 aggregate principal amount of 4.75% Senior Notes due 2031; and

•
$67,196,000 aggregate principal amount of 6.500% Senior Notes due 2048.

Interest Rates; Interest Payment Dates; Maturity Dates
Each series of Registered Notes will have the same interest rate, interest payment dates and maturity date as the corresponding series of Restricted Notes for which they are being offered in exchange. Set forth below are the interest rates, interest payment dates and maturity dates of the Registered Notes:
Title	Interest Rate	Interest Payment Dates	Maturity Date
7.500% Senior Notes due 2027	7.500% per annum	June 1 and December 1	June 1, 2027
6.500% Senior Notes due 2027	6.500% per annum	January 1 and July 1	July 1, 2027
5.500% Senior Notes due 2028	5.500% per annum	January 15 and July 15	July 15, 2028
4.50% Senior Notes due 2029	4.50% per annum	January 15 and July 15	January 15, 2029
6.375% Senior Notes due 2029	6.375% per annum	April 1 and October 1	April 1, 2029
7.500% Senior Notes due 2030	7.500% per annum	June 1 and December 1	June 1, 2030
4.75% Senior Notes due 2031	4.75% per annum	January 15 and July 15	January 15, 2031
6.500% Senior Notes due 2048	6.500% per annum	January 15 and July 15	July 15, 2048

Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor (or in the case of the Registered 6.375% 2029 Notes, from April 1, 2025), which are expected to be as follows:
Title	Last Interest Payment Date
7.500% Senior Notes due 2027	June 1, 2025
6.500% Senior Notes due 2027	July 1, 2025
5.500% Senior Notes due 2028	July 15, 2025
4.50% Senior Notes due 2029	July 15, 2025
6.375% Senior Notes due 2029	n/a*
7.500% Senior Notes due 2030	June 1, 2025
4.75% Senior Notes due 2031	July 15, 2025
6.500% Senior Notes due 2048	July 15, 2025

*
The Restricted 6.375% 2029 Notes are not expected to have been paid interest prior to the consummation of the Exchange Offers.

The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid on such Restricted Notes (or in the case of the Restricted 6.375% 2029 Notes, which are not expected to have been paid interest prior to the consummation of the Exchange Offers, from April 1, 2025) to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes.
Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the Exchange Offers, and if the regular record date for the first interest payment date would be a date prior to the consummation of the Exchange Offers, the record date for such first interest payment date will be the day immediately preceding such first interest payment date.
Optional Redemption
Each series of Registered Notes will have the same redemption provisions as the corresponding series of Restricted Notes for which they are being offered in exchange. See “Description of Notes — Optional Redemption.”
Certain Covenants
Each series of Registered Notes will be issued under the same indenture as that governing the Restricted Notes for which they are being offered in exchange. Such indentures (each, an “Indenture” and collectively, the “Indentures”) will contain covenants for your benefit, including covenants that limit the ability of EQT and its subsidiaries to incur debt secured by liens and enter into sale and leaseback transactions and covenants that limit the ability of EQT to consolidate, merge or sell other than for cash or lease its assets substantially as an entirety to another entity or to purchase the assets of another entity substantially as an entirety. These covenants are subject to important exceptions and qualifications, which are described in “Description of Notes — Certain Covenants.”

Ranking
The Registered Notes will be senior unsecured debt obligations of EQT and will rank equally with all of EQT’s other unsecured and unsubordinated debt obligations from time to time outstanding.
The Registered Notes will be effectively subordinated to any of EQT’s existing and future secured debt to the extent of the value of the assets securing that debt and will be structurally subordinated to all existing and any future debt and any other liabilities of EQT’s subsidiaries.
Form and Denomination
The Registered Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee.
The Registered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
No Trading Market
We do not intend to apply to list the Registered Notes on any securities exchange or for quotation in any automated dealer quotation system. The Registered Notes will be new securities for which there currently is no trading market. We cannot provide you with any assurance regarding whether trading markets for any series of the Registered Notes will develop or the prices at which holders may be able to sell their Registered Notes. If no active trading markets develop, you may be unable to resell the Registered Notes at their fair market value or at all. See “Risk Factors — Risks Relating to the Registered Notes — There is no established trading market for any series of the Registered Notes, and you may not be able to sell the Registered Notes.”
Governing Law
The Registered Notes will be, and the Indentures are, governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent
The Bank of New York Mellon.
Risk Factors
For certain risks related to the Registered Notes and the Exchange Offers, please read the section entitled “Risk Factors” beginning on page 10 of this prospectus.

RISK FACTORS
Investing in the Registered Notes involves risks, which are substantially equivalent to the risks applicable to the Restricted Notes exchanged therefor, except that the Registered Notes will be registered. You should carefully consider the risks described below and all of the information contained in this prospectus and the documents incorporated by reference herein before deciding whether to participate in an Exchange Offer. In particular, you should carefully consider, among other things, the risk factors discussed below and under the section captioned Part I, Item 1A, “Risk Factors” in EQT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.
Risks Relating to the Exchange Offers
You may have difficulty selling Restricted Notes that you do not exchange.
If you do not exchange your Restricted Notes for Registered Notes in an Exchange Offer, your Restricted Notes will continue to be subject to transfer restrictions and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Following consummation of the Exchange Offers, we will not be required to offer another opportunity for you to exchange your Restricted Notes for Registered Notes, except in limited circumstances.
To the extent Restricted Notes are validly tendered and accepted in the Exchange Offers, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. Any Restricted Notes validly tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. We anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes; as such, we expect that the liquidity of the market, if any, for any Restricted Notes remaining after the completion of the Exchange Offers will be substantially limited.
You must comply with the applicable procedures for the Exchange Offers in order to receive Registered Notes.
Delivery of Registered Notes in exchange for Restricted Notes validly tendered and accepted for exchange pursuant to the Exchange Offers will be made only if such tenders comply with the Exchange Offer procedures described herein, including the timely receipt by the Exchange Agent of book-entry transfer of Restricted Notes into the Exchange Agent’s account at DTC, as depositary. See “The Exchange Offers” for a description of the procedures to be followed to tender your Restricted Notes. You should allow sufficient time to ensure delivery of the necessary documents. None of EQT, the Exchange Agent, the trustee of the Restricted Notes or any other person is under any duty to give notifications of defects or irregularities with respect to the tenders of Restricted Notes for exchange.
The Exchange Offers may not be completed or may not be completed on the expected schedule.
The Exchange Offers are subject to the satisfaction of certain conditions. See “The Exchange Offers — Conditions to the Exchange Offers.” Even if the Exchange Offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the Exchange Offers. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to the Exchange Offers, no assurance can be given that the Exchange Offers will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the Exchange Offers at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to such Exchange Offer, which we expect to make as soon as reasonably practicable after the Expiration Date.

If you are a broker-dealer, your ability to transfer the Registered Notes may be restricted.
A broker-dealer that acquired the Restricted Notes for its own account as a result of market-making activities or other trading activities must comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Registered Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Registered Notes.
In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in an Exchange Offer for the purpose of participating in a distribution of Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.
We may repurchase any Restricted Notes that are not tendered in the Exchange Offers on terms that are more favorable to the holders of Restricted Notes than the terms of the Exchange Offers.
From time to time in the future, we or our affiliates may, to the extent permitted by applicable law, acquire any Restricted Notes not validly tendered and/or accepted in the Exchange Offers, through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as we may determine, which with respect to the Restricted Notes may be more or less favorable to holders than the terms of the Exchange Offers. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.
Risks Relating to the Registered Notes
EQT depends upon its subsidiaries to service its debt.
EQT’s cash flow and ability to service its debt, including the Registered Notes once issued, is dependent upon the earnings of its subsidiaries. EQT’s subsidiaries are separate and distinct legal entities and do not and will not have an obligation to pay any amounts due under the Registered Notes or to provide EQT with funds for its payment obligations. Payment to EQT by its subsidiaries will also be contingent upon its subsidiaries’ earnings and other business considerations.
The Registered Notes will be structurally subordinated to the liabilities of EQT’s subsidiaries and effectively subordinated to any existing and future secured debt to the extent of the value of the assets securing any such secured debt. EQT may not have sufficient funds to fulfill its obligations under the Registered Notes.
The obligations under the Registered Notes will be solely those of EQT. EQT is a holding company and, accordingly, substantially all of its operations are conducted through its subsidiaries. As a result, EQT’s debt is structurally subordinated to all existing and future debt, trade creditors and other liabilities of EQT’s subsidiaries, and effectively subordinated to any existing and future secured debt to the extent of the value of the assets securing any such secured debt. EQT’s rights, and hence the rights of its creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that EQT’s claims as a creditor of such subsidiary may be recognized. As a result of the foregoing and due to other factors, EQT may not have sufficient funds to fulfill its obligations under the Registered Notes.
The Registered Notes will be protected by limited covenants.
Except for limitations on liens and sale and leaseback transactions, the Registered Notes will not, and the Indentures do not, contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by EQT or any of its subsidiaries. In addition, the Registered Notes will not, and the Indentures do not, contain covenants or other provisions to afford protection to holders of Registered Notes in the event of a change of control involving the Company.

There is no established trading market for any series of the Registered Notes, and you may not be able to sell the Registered Notes.
Each series of Registered Notes is a new issue of securities with no established trading market. EQT does not intend to apply for listing of any series of the Registered Notes on any securities exchange or for quotation on any automated dealer quotation system. Accordingly, you cannot be assured that a trading market for any series of Registered Notes will ever develop or be maintained if developed. Furthermore, we cannot assure you as to the liquidity of any trading market that may develop for any series of the Registered Notes, the ability of holders of the Registered Notes to sell their Registered Notes or the prices at which their Registered Notes could be sold. The liquidity of any market for any series of the Registered Notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Further, if markets were to develop, the market prices for the Registered Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in the same industry.
Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the Registered Notes.
The market price of the Registered Notes will be based on a number of factors, including, but not limited to:
•
our ratings with major credit rating agencies;

•
the prevailing interest rates being paid by companies similar to us;

•
our operating results, financial condition, financial performance and future prospects; and

•
the overall condition of the financial and credit markets.

We cannot be sure that credit rating agencies will maintain their ratings on the Registered Notes. Credit rating agencies continually review their ratings for the companies that they follow, including us, and revise those ratings as they believe warranted. The credit rating agencies also evaluate the oil and gas industries as a whole and may change their credit rating for us based on their overall view of our businesses, including the prospects for our major end user markets. A negative change in our credit ratings could have an adverse effect on the price of the Registered Notes.
In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the market price of the Registered Notes.
EQT’s credit ratings may not reflect all risks of your investment in the Registered Notes, and changes in EQT’s credit ratings may adversely affect your investment in the Registered Notes and may require EQT to post cash collateral or additional letters of credit.
The credit ratings assigned to the Registered Notes will be limited in scope and will not address all material risks relating to an investment in the Registered Notes, but rather will reflect only the view of each rating agency at the time of issuance of the subject rating. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in EQT’s credit ratings, including any announcement that EQT’s ratings are under review for a downgrade, could affect the market value of the Registered Notes. EQT has no obligation to maintain the ratings and undertakes no obligation to advise holders of Registered Notes of any change in ratings.
In addition, downgrades in credit ratings would allow certain counterparties to the Company’s pipeline and gathering agreements and hedging contracts to require EQT or one or more of its subsidiaries to post cash collateral or letters of credit to support the Company’s commitments to them. Although we believe the

Company has sufficient letter of credit capacity or other liquidity options available to satisfy any collateral obligations in such a scenario, we cannot predict the impact these posting requirements may have on the Company’s business, financial condition, results of operations or prospects.
EQT may choose to redeem any series of the Registered Notes prior to maturity.
EQT may redeem some or all of the Registered Notes prior to their respective maturity dates. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the series of Registered Notes being redeemed.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, EQT will receive in exchange Restricted Notes in like principal amount. The Restricted Notes surrendered in exchange for the Registered Notes will be retired and canceled. Accordingly, issuance of the Registered Notes will not result in any change in our indebtedness.

THE EXCHANGE OFFERS
Purpose and Effect of the Exchange Offers
In connection with the issuance of the Restricted Notes, we entered into the Registration Rights Agreement. The Exchange Offers are being made pursuant to the Registration Rights Agreement to satisfy our obligations thereunder. The Exchange Offers are not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which the Exchange Offers or the acceptance of the Exchange Offers would not be in compliance with the securities or blue sky laws of such jurisdiction.
Under the Registration Rights Agreement, we agreed to, among other things, use commercially reasonable efforts to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Restricted Notes for Registered notes with terms substantially identical in all material respects to such series of Restricted Notes (except that the registered notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (ii) cause the registration statement to become effective under the Securities Act on or before March 28, 2026. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-       ) with respect to the Exchange Offers and the Registered Notes (the “Registration Statement”) of which this prospectus forms a part. After the SEC declares the Registration Statement effective, we will offer the Registered Notes in return for the Restricted Notes. Under the Registration Rights Agreement, we agreed to use commercially reasonable efforts to complete the Exchange Offer for each series of Restricted Notes no later than 60 days after the Registration Statement is declared effective by the SEC. Each of the Exchange Offers will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of such Exchange Offer to the holders of the applicable Restricted Notes.
For each Restricted Note surrendered to us pursuant to an Exchange Offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor or, in the case of the Registered 6.375% 2029 Notes, from April 1, 2025. The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid on such Restricted Notes (or in the case of the Restricted 6.375% 2029 Notes, which are not expected to have been paid interest prior to the consummation of the Exchange Offers, from April 1, 2025) to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes.
We are making the Exchange Offers in reliance on the position of the SEC as described in certain previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991) and Shearman & Sterling (July 2, 1993). We have not entered into any arrangement or understanding with any person who will receive Registered Notes in any Exchange Offer to distribute such Registered Notes following completion of the Exchange Offers, and, to the best of our information and belief, we are not aware of any person that will participate in an Exchange Offer with a view to distribute Registered Notes. We have not sought our own no-action letter, and we do not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offers in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in the circumstances described in the no-action letters referred to above. However, based upon the interpretations by the staff of the SEC described in the no-action letters referred to above, we believe that the Registered Notes issued in the Exchange Offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “— Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities, or is an “affiliate” of EQT as defined in

Rule 405 under the Securities Act, such holder will not be eligible to participate in the Exchange Offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “— Additional Obligations” below. Further, the SEC has taken the position that a broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in an Exchange Offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the Expiration Date, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.
If (i) for any reason the Exchange Offers are not completed on or before March 28, 2026 or (ii) following March 28, 2026, if requested (a “Shelf Request”) by (a) any dealer manager of the EQM Private Exchange Offers that holds Restricted Notes that were ineligible to be exchanged in an Exchange Offer, (b) any holder of Restricted Notes that was not permitted by applicable law or interpretations to participate in the Exchange Offers, (c) any holder of Restricted Notes that participated in an Exchange Offer but did not receive freely transferable Registered Notes in exchange for tendered Restricted Notes or (d) any holder of Restricted Notes who validly tendered Restricted Notes pursuant to an Exchange Offer but which were not exchanged for registered Notes promptly after being accepted for exchange, in each case unless we have previously done so, we will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of such Restricted Notes (a “Shelf Registration Statement”) and to keep that shelf registration statement continuously effective until all such Restricted Notes cease to be “Registrable Securities” for purposes of the Registration Rights Agreement.
Under the Registration Rights Agreement, we will be obligated to pay additional interest on the Restricted Notes of up to 1.0% if a registration default (as defined below) occurs. A “registration default” occurs if (i) we have not completed the Exchange Offers on or prior to March 28, 2026 or if a Shelf Registration Statement (if required to be filed) is not declared effective on or prior to the later of May 27, 2026 and the 60th day after the date on which we received a duly executed Shelf Request, or (ii) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective or the prospectus contained therein ceases to be usable for resales thereof at any time during the Shelf Effectiveness Period (as defined in the Registration Rights Agreement) (a) on more than two occasions of at least 30 consecutive days during the Shelf Effectiveness Period or (b) at any time in any 12-month period during the Shelf Effectiveness Period and such failure to remain effective or be so usable exists for more than 90 days (whether or not consecutive) in any 12-month period. Such additional interest shall accrue on the principal amount of the Restricted Notes at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default, which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum. The additional interest will cease to accrue when the registration default is cured. The foregoing amounts shall not increase even if more than one registration default has occurred and is continuing. Notwithstanding the foregoing, a holder of Restricted Notes who is not entitled to the benefits of a Shelf Registration Statement shall not be entitled to any increase in the interest rate borne by the Restricted Notes as a result of a registration default that relates to a Shelf Registration Statement.
Terms of the Exchange Offers
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange any and all Restricted Notes for a like principal amount of the corresponding Registered Notes, the offer of which has been registered under the Securities Act. In particular, we are offering to exchange:
•
up to $495,925,000 of Restricted 7.500% 2027 Notes for a like principal amount of Registered 7.500% 2027 Notes;

•
up to $344,921,000 of Restricted 6.500% 2027 Notes for a like principal amount of Registered 6.500% 2027 Notes;

•
up to $45,225,000 of Restricted 2028 Notes for a like principal amount of Registered 2028 Notes;

•
up to $734,583,000 of Restricted 4.50% 2029 Notes for a like principal amount of Registered 4.50% 2029 Notes;

•
up to $596,725,000 of Restricted 6.375% 2029 Notes for a like principal amount of Registered 6.375% 2029 Notes;

•
up to $494,086,000 of Restricted 2030 Notes for a like principal amount of Registered 2030 Notes;

•
up to $1,090,218,000 of Restricted 2031 Notes for a like principal amount of Registered 2031 Notes;

•
up to $67,196,000 of Restricted 2048 Notes for a like principal amount of Registered 2048 Notes.

We will accept for exchange any and all Restricted Notes validly tendered and not withdrawn prior to the Expiration Date. Holders may tender some or all of their Restricted Notes in connection with the Exchange Offers, but the Restricted Notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and holders who tender less than all of their Restricted Notes must continue to hold Restricted Notes in at least a minimum denomination of $2,000. In exchange for each Restricted Note validly tendered and accepted in an Exchange Offer, promptly after the Expiration Date, we will issue a Registered Note with a like principal amount.
We will be deemed to have accepted for exchange validly tendered Restricted Notes when we have given written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from us and delivering the Registered Notes to such holders. Subject to the terms of the Exchange Offers and the Registration Rights Agreement, we expressly reserve the right to amend or terminate any of the Exchange Offers, and to not accept for exchange any Restricted Notes not previously accepted for exchange.
If any tendered Restricted Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Restricted Notes, without expense, to the tendering holder promptly after the Expiration Date.
The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement. The Registered Notes will evidence the same debt as the Restricted Notes. Each series of Registered Notes will be issued under, and entitled to the benefits of, the Indenture governing the corresponding series of Restricted Notes for which they are being offered in exchange. Consequently, each series of Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable Exchange Offer will be treated as a single series of debt securities under the applicable Indenture.
The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange, and none of the Exchange Offers is conditioned on the consummation of any of the other Exchange Offers.
We intend to conduct the Exchange Offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC.
There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the Exchange Offers.
Restricted Notes that are not validly tendered for exchange in the Exchange Offers will remain outstanding and continue to accrue interest and continue to be entitled to the rights and benefits such holders have under the applicable Indenture, but certain registration and other rights under the Registration Rights Agreement will terminate. See “— Consequences of Failure to Exchange Restricted Notes.”

Expiration Date; Extensions; Amendments
Each of the Exchange Offers will expire at 5:00 p.m., New York City time, on           , 2025, unless extended in our sole discretion. The extension of any particular Exchange Offer will not result in an extension of any other Exchange Offer unless we so provide in the relevant notice of extension.
We expressly reserve the right, in our sole discretion:
•
to delay accepting for exchange any Restricted Notes due to an extension of the applicable Exchange Offer;

•
to extend any Exchange Offer;

•
to terminate any Exchange Offer and refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “— Conditions to the Exchange Offers” have not been satisfied; or

•
subject to the terms of the Registration Rights Agreement, to amend the terms of any Exchange Offer in any manner.

We will promptly notify the Exchange Agent in writing of any such delay in acceptance, extension, termination or amendment. In addition, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of Restricted Notes or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date and time. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the Exchange Offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service.
If we amend an Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Restricted Notes of such amendment and disclose this change by means of a post-effective amendment to the Registration Statement and distribute an amended or supplemented prospectus to each registered holder of relevant Restricted Notes. In such case, we will also extend the Exchange Offer if and as required by law. In a registered securities offering such as the Exchange Offers, the offer must remain open from the date that material changes to the exchange offer materials are disseminated to security holders, as follows:
•
five business days for a prospectus supplement containing a material change other than price or share levels;

•
ten business days for a prospectus supplement containing a change in price, the amount of securities sought, the dealer’s soliciting fee or other similarly significant changes;

•
ten business days for a prospectus supplement included as part of a post-effective amendment; and

•
20 business days for a revised prospectus when the initial prospectus was materially deficient.

If we extend an Exchange Offer, all relevant Restricted Notes previously tendered will remain subject to the Exchange Offer and we may accept them for exchange unless they have been previously withdrawn.
If we terminate an Exchange Offer, we will promptly return any Restricted Notes deposited pursuant to such Exchange Offer without expense and as required by Rule 14e-1(c) of the Exchange Act.
Interest on the Registered Notes
With respect to each series of Registered Notes, interest will accrue on such Registered Notes from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor or, in the case of the Registered 6.375% 2029 Notes, from April 1, 2025. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the Exchange Offers. If the regular record date for the first interest payment date would be a date prior to the consummation of the Exchange Offers, the record date for such first interest payment date will be the day immediately preceding such first interest payment date.
Conditions to the Exchange Offers
Notwithstanding any other terms of the Exchange Offers, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate any of the Exchange Offers as provided in this prospectus before accepting any Restricted Notes for exchange, if we determine in our sole discretion:
•
the Exchange Offer violates or would violate any applicable law or any applicable interpretation of the staff of the SEC; or

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, could reasonably be expected to impair our ability to proceed with the Exchange Offer.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “— Procedures for Tendering the Restricted Notes” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the Registered Notes under the Securities Act.
Also, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any such Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the Registration Statement or the qualification of the Indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and we may waive these conditions in whole or in part at any time and from time to time prior to the Expiration Date in our sole discretion, provided that any waiver of a condition of tender with respect to any of the Exchange Offers will apply to all of the relevant Restricted Notes. If this waiver constitutes a material change to any or all of the Exchange Offers, we will promptly disclose the waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the waiver and extend the applicable Exchange Offer if required by law. See “— Expiration Date; Extensions; Amendments.” The failure by us at any time to exercise any of the above rights shall not constitute a waiver of such right, and such right shall be considered an ongoing right that we may assert at any time and from time to time.
We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the Exchange Offers.
Procedures for Tendering the Restricted Notes
Unless the tender is being made in book-entry form (as described in the following paragraph), a holder tendering Restricted Notes in an Exchange Offer must mail or otherwise deliver a properly completed and duly executed letter of transmittal, the Restricted Notes and all other documents required by the letter of transmittal to the Exchange Agent, at the address set forth below under “— Exchange Agent,” prior to the Expiration Date.
Any financial institution that is a participant in DTC’s system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer. The confirmation of such book-entry transfer will include an “agent’s message” stating that DTC has received an express acknowledgment from the participant tendering the Restricted Notes that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against such participant. A tender of Restricted Notes through a book-entry transfer into the Exchange Agent’s account will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the Exchange Agent at the address set forth below under “— Exchange Agent,” prior to the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.
The method of delivery of Restricted Notes, letters of transmittal and all other required documents to the Exchange Agent is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. Holders should not send letters of transmittal or Restricted Notes to anyone other than the Exchange Agent.
Any beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivery of its Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate time for their instruction.
Signatures on a letter of transmittal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:
•
by a registered holder that has not completed the box titled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•
for the account of an “eligible institution,” which is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.

If signatures on a letter of transmittal are required to be guaranteed, the guarantee must be by an eligible institution.
If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in a form satisfactory to us, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.
If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured before the Expiration Date of the applicable Exchange Offer. Tenders of Restricted Notes will not be considered to have been made until such defects or irregularities have been cured or waived. None of EQT, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes, and none of EQT, the Exchange Agent or any other person will incur any liability for failing to give notification of any defect or irregularity.
All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by us in our sole discretion, and our determination will be final and binding.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent and acknowledge to us, among other things, that:
•
it has full power and authority to tender, exchange, sell, assign and transfer the Restricted Notes it is tendering and that we will acquire good, marketable and unencumbered title to the Restricted Notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when the Restricted Notes are accepted by us;

•
it is not an affiliate (as defined in Rule 405 of the Securities Act) of EQT;

•
the Registered Notes will be acquired in the ordinary course of its business;

•
it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act;

•
if such holder is not a broker-dealer, such holder has not engaged in, and does not intend to engage in, the distribution (as defined in the Securities Act) of the Registered Notes it will receive in an Exchange Offer; and

•
if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Withdrawal of Tenders
Tenders of Restricted Notes may be withdrawn at any time prior to the Expiration Date.
To withdraw a tender of Restricted Notes in connection with an Exchange Offer, a written notice of withdrawal must be received by the Exchange Agent at its address set forth below under “— Exchange Agent” or the holder must comply with the appropriate procedure of DTC’s ATOP system, in each case, prior to the Expiration Date. Any such notice of withdrawal must:
•
specify the name of the person who tendered the Restricted Notes to be withdrawn (and where Restricted Notes have been transmitted via ATOP, specify the name in which such Restricted Notes were registered if different from that of the withdrawing holder);

•
identify the Restricted Notes to be withdrawn (including the certificate number(s), if any, principal amount of such Restricted Notes and CUSIP number(s));

•
be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which such Restricted Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the trustee for the Restricted Notes to register the transfer of such Restricted Notes into the name of the person having made the original tender and withdrawing the tender; and

•
specify the name in which such Restricted Notes are to be registered, if different from that of the person who tendered the Restricted Notes to be withdrawn.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes or otherwise comply with DTC’s procedures.
Any Restricted Notes so withdrawn will be considered not to have been validly tendered for purposes of the Exchange Offers, and no Registered Notes will be issued in exchange for such Restricted Notes unless such Restricted Notes withdrawn are validly re-tendered.
Validly withdrawn Restricted Notes may be re-tendered by following the procedures described above under “— Procedures for Tendering the Restricted Notes” at any time prior to the Expiration Date.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices, and our determination shall be final and binding on all parties.
Any Restricted Notes that are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal.
Exchange Agent
We have appointed The Bank of New York Mellon as the Exchange Agent for the Exchange Offers. All executed letters of transmittal and any other required documents must be delivered to the address set forth below, except that Restricted Notes in book-entry form, book-entry confirmations, agent’s messages, notices of withdrawal given through ATOP procedures and other electronic messages delivered through DTC must be delivered to the Exchange Agent through DTC’s systems and procedures. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the Exchange Agent to the address or telephone number set forth below.
By Hand Delivery, Overnight Courier or Regular, Registered or Certified Mail:
The Bank of New York Mellon
Corporate Trust Operations — Reorganization Unit
500 Ross Street, Suite 625
Pittsburgh, Pennsylvania 15262
Attention: (Raman) Uthandaraman K
To Confirm by E-mail:
CT_Reorg_Unit_Inquiries@bnymellon.com
To Confirm by Telephone or
For Information Call:
(615) 381-1655
Delivery of the letter of transmittal to an address other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
We have not retained any dealer manager in connection with the Exchange Offers, and we will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We have agreed under the Registration Rights Agreement to pay all expenses incident to the Exchange Offers (including the fees and expenses of the Exchange Agent), other than the fees and expenses of any counsel to any holders of the Restricted Notes and any underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes or the Registered Notes by a holder of such notes.
Holders who tender their Restricted Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register Registered Notes in the name of, or request that Restricted Notes not tendered or not accepted in an Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon. If the tendering holder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the Exchange Agent with the letter of transmittal (or in the case of Restricted Notes in book-entry form, contemporaneously with the tender of such Restricted Notes), the amount of such transfer taxes will be billed directly to such tendering holder or we may refuse to accept the Restricted Notes tendered by such holder.
Accounting Treatment
We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in the Exchange Offers, as reflected in our accounting records on the date of settlement of the applicable Exchange Offer. Accordingly, we do not expect to recognize any gain or loss for accounting purposes in connection with the Exchange Offers. We will record the expenses of the Exchange Offers as incurred.
Absence of Dissenters’ Rights of Appraisal
Holders of Restricted Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.
Consequences of Failure to Exchange Restricted Notes
If you do not exchange your Restricted Notes for Registered Notes in the applicable Exchange Offer, the Restricted Notes you hold will remain outstanding and continue to accrue interest, but will continue to be subject to the existing restrictions on transfer as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the EQM Private Exchange Offers. In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreement will terminate and we generally will not be required to register under the Securities Act the remaining Restricted Notes, subject to limited exceptions. We do not intend to register under the Securities Act any Restricted Notes that remain outstanding after completion of the Exchange Offers unless the Registration Rights Agreement requires us to do so.
Also, if you do not exchange your Restricted Notes for Registered Notes in the applicable Exchange Offer, it may become more difficult to sell or transfer your Restricted Notes because the trading market for any remaining Restricted Notes will likely become more limited to the extent that Restricted Notes are validly tendered and accepted in the Exchange Offers. See “Risk Factors — Risks Relating to the Exchange Offers — You may have difficulty selling Restricted Notes that you do not exchange.”
Participation in the Exchange Offers is voluntary, and you should carefully consider whether to accept. Neither we nor our board of directors make any recommendation to holders of Restricted Notes as to whether to tender or refrain from tendering all or any portion of their Restricted Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of Restricted Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of Restricted Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.
Other
We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the Exchange Offers.

DESCRIPTION OF NOTES
The following description sets forth a summary of certain terms and provisions of the Registered Notes and the Indentures. Because this description is a summary, it does not describe every aspect of the Registered Notes, may not include all of the information that is important to you and is subject to and qualified in its entirety by reference to the Indentures, including definitions of certain terms used therein. You should read the applicable Indenture(s) and form(s) of Registered Notes, copies of which are filed as exhibits to the Registration Statement, because they, and not this summary description, will define your rights as a holder of Registered Notes.
In connection with the settlement of the EQM Private Exchange Offer, on April 2, 2025, EQT issued:
•
$495,925,000 in aggregate principal amount of Restricted 7.500% 2027 Notes pursuant to that certain Indenture, dated as of March 18, 2008, as supplemented by the Second Supplemental Indenture, dated as of June 30, 2008 (collectively, the “Base Indenture”), and as supplemented by the Eighteenth Supplemental Indenture, dated as April 2, 2025 (the “Eighteenth Supplemental Indenture” and, together with the Base Indenture, the “7.500% 2027 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”);

•
$344,921,000 in aggregate principal amount of Restricted 6.500% 2027 Notes pursuant to the Base Indenture, as supplemented by the Nineteenth Supplemental Indenture, dated as of April 2, 2025 (the “Nineteenth Supplemental Indenture” and, together with the Base Indenture, the “6.500% 2027 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee;

•
$45,225,000 in aggregate principal amount of Restricted 2028 Notes pursuant to the Base Indenture, as supplemented by the Twentieth Supplemental Indenture, dated as of April 2, 2025 (the “Twentieth Supplemental Indenture” and, together with the Base Indenture, the “2028 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee;

•
$734,583,000 in aggregate principal amount of Restricted 4.50% 2029 Notes pursuant to the Base Indenture, as supplemented by the Twenty-First Supplemental Indenture, dated as of April 2, 2025 (the “Twenty-First Supplemental Indenture” and, together with the Base Indenture, the “4.50% 2029 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee;

•
$596,725,000 in aggregate principal amount of Restricted 6.375% 2029 Notes pursuant to the Base Indenture, as supplemented by the Twenty-Second Supplemental Indenture, dated as of April 2, 2025 (the “Twenty-Second Supplemental Indenture” and, together with the Base Indenture, the “6.375% 2029 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee;

•
$494,086,000 in aggregate principal amount of Restricted 2030 Notes pursuant to the Base Indenture, as supplemented by the Twenty-Third Supplemental Indenture, dated as of April 2, 2025 (the “Twenty-Third Supplemental Indenture” and, together with the Base Indenture, the “2030 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee;

•
$1,090,218,000 in aggregate principal amount of Restricted 2031 Notes pursuant to the Base Indenture, as supplemented by the Twenty-Fourth Supplemental Indenture, dated as of April 2, 2025 (the “Twenty-Fourth Supplemental Indenture” and, together with the Base Indenture, the “2031 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee; and

•
$67,196,000 in aggregate principal amount of Restricted 2048 Notes pursuant to the Base Indenture, as supplemented by the Twenty-Fifth Supplemental Indenture, dated as of April 2, 2025 (the “Twenty-Fifth Supplemental Indenture” and, together with the Base Indenture, the “2048 Notes Indenture”), between EQT (or its predecessor, Equitable Resources, Inc.) and the Trustee.

The 7.500% 2027 Notes Indenture, the 6.500% 2027 Notes Indenture, the 2028 Notes Indenture, the 4.50% 2029 Notes Indenture, the 6.375% 2029 Notes Indenture, the 2030 Notes Indenture, the 2031 Notes Indenture and the 2048 Notes Indenture are referred to herein individually as an “Indenture” and collectively as the “Indentures.”

The Registered Notes will also be issued under the Indentures, as set forth below:
•
the Registered 7.500% 2027 Notes will be issued pursuant to the 7.500% 2027 Notes Indenture;

•
the Registered 6.500% 2027 Notes will be issued pursuant to the 6.500% 2027 Notes Indenture;

•
the Registered 2028 Notes will be issued pursuant to the 2028 Notes Indenture;

•
the Registered 4.50% 2029 Notes will be issued pursuant to the 4.50% 2029 Notes Indenture;

•
the Registered 6.375% 2029 Notes will be issued pursuant to the 6.375% 2029 Notes Indenture;

•
the Registered 2030 Notes will be issued pursuant to the 2030 Notes Indenture;

•
the Registered 2031 Notes will be issued pursuant to the 2031 Notes Indenture; and

•
the Registered 2048 Notes will be issued pursuant to the 2048 Notes Indenture.

Unless the context otherwise requires, the term “Notes” includes the Registered Notes and any Restricted Notes that remain outstanding following the Exchange Offers.
General
The Restricted Notes were, and the Registered Notes will be, issued by EQT, a Pennsylvania corporation.
The terms of each series of the Registered Notes will be substantially identical in all material respects to the terms of the corresponding series of Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement. Each series of Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable Exchange Offer will be treated as a single series of debt securities under the applicable Indenture.
The table below sets forth the title, interest rate, maturity date, the maximum aggregate principal amount that may be issued in the applicable Exchange Offer, interest payment dates and record dates of each series of Registered Notes.
Title	Interest Rate	Maturity Date	Maximum Aggregate Principal Amount	Interest Payment Dates	Record Dates
7.500% Senior Notes due 2027	7.500% per annum	June 1, 2027	$495,925,000	June 1 and December 1	May 15 and November 15
6.500% Senior Notes due 2027	6.500% per annum	July 1, 2027	$344,921,000	January 1 and July 1	December 15 and June 15
5.500% Senior Notes due 2028	5.500% per annum	July 15, 2028	$45,225,000	January 15 and July 15	December 31 and June 30
4.50% Senior Notes due 2029	4.50% per annum	January 15, 2029	$734,583,000	January 15 and July 15	January 1 and July 1
6.375% Senior Notes due 2029	6.375% per annum	April 1, 2029	$596,725,000	April 1 and October 1	March 15 and September 15
7.500% Senior Notes due 2030	7.500% per annum	June 1, 2030	$494,086,000	June 1 and December 1	May 15 and November 15
4.75% Senior Notes due 2031	4.75% per annum	January 15, 2031	$1,090,218,000	January 15 and July 15	January 1 and July 1
6.500% Senior Notes due 2048	6.500% per annum	July 15, 2048	$67,196,000	January 15 and July 15	December 31 and June 30
Interest on each series of Registered Notes will be paid semi-annually in cash on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor (or in the case of the Registered 6.375% 2029 Notes, from April 1, 2025), which are expected to be as follows:
Title	Last Interest Payment Date
7.500% Senior Notes due 2027	June 1, 2025
6.500% Senior Notes due 2027	July 1, 2025
5.500% Senior Notes due 2028	July 15, 2025
4.50% Senior Notes due 2029	July 15, 2025
6.375% Senior Notes due 2029	n/a*
7.500% Senior Notes due 2030	June 1, 2025
4.75% Senior Notes due 2031	July 15, 2025
6.500% Senior Notes due 2048	July 15, 2025

*
The Restricted 6.375% 2029 Notes are not expected to have been paid interest prior to the consummation of the Exchange Offers.

Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the Exchange Offers. If the regular record date for the first interest payment date would be a date prior to the consummation of the Exchange Offers, the record date for such first interest payment date will be the day immediately preceding such first interest payment date.
EQT will issue the Registered Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
EQT may, without the consent of the holders of the Registered Notes of any series (or the Restricted Notes of such series, if any remain outstanding following the Exchange Offers), issue additional Registered Notes (the “Additional Registered Notes”) of such series, in an unlimited aggregate principal amount at any time and from time to time, under the applicable Indenture having the same ranking and the same interest rate, maturity and other terms (except in some cases for the issue date, the issue price, the initial interest payment date and corresponding record date and the initial interest accrual date) as the Registered Notes of such series that are offered hereby (the “Initial Registered Notes”); provided that any Additional Registered Notes that are not fungible, for U.S. federal income tax purposes, with the corresponding series of Initial Registered Notes will have a separate CUSIP, ISIN and other identifying number. Any Additional Registered Notes of a series will, together with any Restricted Notes of such series that remain outstanding following the Exchange Offers and the Initial Registered Notes of such series, constitute a single series under the applicable Indenture. Unless the context otherwise requires, as used in this Description of Notes, the term “Registered Notes” includes the Initial Registered Notes and any Additional Registered Notes that may be subsequently issued.
Ranking
The Registered Notes will be the senior unsecured debt obligations of EQT, will rank equally with all other unsecured and unsubordinated debt obligations of EQT, including all other senior unsecured securities issued under the Base Indenture, from time to time outstanding, will be effectively subordinated to any of EQT’s existing and future secured debt to the extent of the value of the assets securing that debt and will be structurally subordinated to all existing and any future debt and any other liabilities of EQT’s subsidiaries.
Trustee
The Trustee may resign or be removed with respect to any series of Registered Notes and a successor trustee may be appointed to act with respect to such series.
Paying Agent and Registrar
EQT initially appoints the Trustee as registrar and paying agent for the Registered Notes. EQT will pay the principal of, and premium, if any, and interest on, the Registered Notes in U.S. dollars. Unless otherwise provided, principal of, and premium, if any, and interest on, each series of Registered Notes will be payable, and the transfer of Registered Notes will be registrable, at the corporate trust office of the Trustee, except that, at the option of EQT, interest may be paid by mailing a check to the holder of the Registered Notes entitled thereto or, in accordance with arrangements satisfactory to the Trustee, at the option of the holder of the Registered Notes by wire transfer to an account designated by such holder.
Optional Redemption
Registered 7.500% 2027 Notes
EQT will have the right to redeem the Registered 7.500% 2027 Notes, in whole or in part, at any time at the redemption prices (expressed as percentages of the principal amount of the Registered 7.500% 2027 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to, but excluding, the redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:
Year	Percentage
2025	101.875%
2026	100.000%
Registered 6.375% 2029 Notes
Prior to April 1, 2026 (the “First Call Date”), EQT will have the right to redeem the Registered 6.375% 2029 Notes, in whole or in part, at any time at a redemption price equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Registered 6.375% 2029 Notes that would have been due had they been redeemed on the First Call Date (exclusive of interest accrued to, but excluding, the applicable redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, such redemption date.
On or after the First Call Date, EQT will have the right to redeem the Registered 6.375% 2029 Notes, in whole or in part, at any time at the redemption prices (expressed as percentages of the principal amount of the Registered 6.375% 2029 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:
Year	Percentage
2026	103.188%
2027	101.594%
2028 and thereafter	100.000%
Registered 6.500% 2027 Notes; Registered 2028 Notes; Registered 4.50% 2029 Notes; Registered 2030 Notes; Registered 2031 Notes; Registered 2048 Notes
EQT will have the right to redeem the Registered Notes of any given series, other than the Registered 7.500% 2027 Notes and the Registered 6.375% 2029 Notes (which may be redeemed by EQT in accordance with the optional redemption provisions described above), in whole at any time or in part from time to time at a redemption price equal to (1) if the redemption date is before the applicable Par Call Date (as defined below), the greater of (a) 100% of the principal amount of the notes of the subject series to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series that would have been due if such notes matured on the applicable Par Call Date (exclusive of interest accrued to, but excluding, such redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus (i) 50 basis points or (ii) in the case of the Registered 2028 Notes only, 40 basis points, plus, in each case, accrued and unpaid interest, if any, on the principal amount of such notes being redeemed to, but excluding, such redemption date and (2) if the redemption date is on or after the applicable Par Call Date,

100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest on such notes to be redeemed to, but excluding, such redemption date.
Certain Definitions
“Par Call Date” means (i) January 1, 2027 with respect to the Registered 6.500% 2027 Notes; (ii) April 15, 2028 with respect to the Registered 2028 Notes; (iii) July 15, 2028 with respect to the Registered 4.50% 2029 Notes; (iv) December 1, 2029 with respect to the Registered 2030 Notes; (v) July 15, 2030 with respect to the Registered 2031 Notes; and (vi) January 15, 2048 with respect to the Registered 2048 Notes.
“Treasury Rate” means,
•
with respect to any redemption date for the notes of a subject series, other than the Registered 6.375% 2029 Notes or the Registered 2030 Notes, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date; provided, however, that if no maturity is within three months before or after the applicable Par Call Date, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined, and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month. The Treasury Rate will be calculated by the Quotation Agent (as defined below) on the third business day preceding the redemption date.

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with respect to any redemption date for the Registered 6.375% 2029 Notes or the Registered 2030 Notes, the yield determined by EQT in accordance with the text set forth in this bullet. As such term is used in this bullet below, the “Applicable Date” means (i) for the Registered 6.375% 2029 Notes, the First Call Date, and (ii) for the Registered 2030 Notes, the Par Call Date for such series. The Treasury Rate shall be determined by EQT after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate for the Registered 6.375% 2029 Notes or the Registered 2030 Notes, EQT shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Applicable Date (for purposes of this bullet only, the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life — and shall interpolate to the Applicable Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this bullet, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date. On the third business day preceding the redemption date (i) for the Registered 6.375% 2029 Notes, if H.15 TCM is no longer published, or (ii) for the Registered 2030 Notes, if H.15 or any successor designation or publication is no longer published, EQT shall calculate the Treasury Rate for the Registered 6.375% 2029 Notes or the Registered 2030 Notes based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Date. If there is no United States Treasury security maturing on the Applicable Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Date, one with a maturity date preceding the Applicable Date and one with a maturity date following the Applicable Date, EQT shall select the United States Treasury security with a maturity date preceding the Applicable Date. If there are two or more United States Treasury securities maturing on the Applicable Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, EQT shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate for the Registered 6.375% 2029 Notes or the Registered 2030 Notes in accordance with the terms of this bullet, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. Prior to such redemption date, EQT shall file with the Trustee an officer’s certificate setting forth the Treasury Rate for the Registered 6.375% 2029 Notes or the Registered 2030 Notes, as applicable, and showing the calculation of the same in reasonable detail, and the Trustee shall have no duty to verify such calculation by EQT.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of the applicable series, determined as if such notes matured on the applicable Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.
“Comparable Treasury Price” means, with respect to any redemption date for the notes of a subject series: (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Quotation Agent.
“Quotation Agent” means a Reference Treasury Dealer (as defined below) selected by EQT.
“Reference Treasury Dealer” means (1) (a) each of J.P. Morgan Securities LLC, BofA Securities, Inc. and Barclays Capital Inc., and their respective successors, so long as it is a primary U.S. government securities dealer (a “Primary Treasury Dealer”) or (b) only in the case of the Registered 2028 Notes and the Registered 2048 Notes, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., and their respective successors, so long as it is a Primary Treasury Dealer; and, as applicable, (2) (a) in the case of the Registered 6.500% 2027 Notes only, a Primary Treasury Dealer selected by TD Securities (USA) LLC or its successor or (b) in the case of the Registered 2028 Notes and the Registered 2048 Notes only, a Primary Treasury Dealer selected by PNC Capital Markets LLC or its successor; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, EQT will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes of the applicable series, an average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
General
EQT’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Unless EQT defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Registered Notes or portions of the Registered Notes called for redemption.
Notice of any redemption will be mailed, or delivered electronically if such Registered Notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, at least 10 days, but not more than 60 days, before the redemption date to each registered holder of Registered Notes to be redeemed.

In the case of a partial redemption, selection of the Registered Notes for redemption will be made by the Trustee by lot (or with respect to any global note, in accordance with DTC’s policies and procedures). No Registered Notes of a principal amount of $2,000 or less will be redeemed in part. If any Registered Note is to be redeemed in part only, the notice of redemption that relates to the Registered Note will state the portion of the principal amount of the Registered Note to be redeemed. A new Registered Note in a principal amount equal to the unredeemed portion of the Registered Note will be issued in the name of the holder of the Registered Note upon surrender for cancellation of the original Registered Note. For so long as the Registered Notes are held by DTC (or another depositary), the redemption of the Registered Notes shall be done in accordance with the policies and procedures of the depositary.
Except as set forth above, the Registered Notes will not be redeemable by EQT prior to maturity.
Mandatory Redemption
EQT will not be required to make any mandatory redemption or sinking fund payments with respect to the Registered Notes.
Certain Covenants
Each Indenture contains certain covenants, including, among others, those described below. Except as set forth below, EQT is not restricted by the Indentures from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock (provided, however, EQT will still be subject to limitations on payment of dividends and making of distributions, to the extent such limitations are applicable under Pennsylvania law). In addition, none of the Indentures will contain any provisions that would require EQT to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving EQT that may adversely affect the creditworthiness of any of the Notes. The Indentures will not restrict the ability of EQT or its subsidiaries to transfer assets to and among EQT’s subsidiaries.
Restrictions on Liens
Each Indenture provides that EQT shall not, and shall not permit any Restricted Subsidiary (as defined under “— Certain Definitions” below) to, issue, assume or guarantee any Debt (as defined under “— Certain Definitions” below) secured by a mortgage, pledge, security interest or lien (any mortgage, pledge, security interest or lien being hereinafter referred to as a “lien” or “liens”) upon any Principal Property (as defined under “— Certain Definitions” below) of EQT or of any Restricted Subsidiary or upon any shares of stock or Debt issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without in any such case effectively providing that the Notes together with, if EQT shall so determine, any other indebtedness of or guaranty by EQT or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Notes, shall be secured equally and ratably with (or, at the option of EQT, prior to) such secured Debt so long as such Debt shall be so secured; provided, however, that nothing in the foregoing shall prevent, restrict or apply to (and there shall be excluded from secured Debt in any computation under this covenant) Debt secured by:
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liens on property of, or shares of stock or Debt issued by, any Subsidiary (as defined under “— Certain Definitions” below) existing at the time such Subsidiary becomes a Restricted Subsidiary; provided, that such lien shall not have been incurred in connection with the transfer by EQT or a Restricted Subsidiary of a Principal Property to such Subsidiary unless EQT, within 180 days of the effective date of such transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the fair value, as determined by EQT’s board of directors, of such Principal Property at the time of such transfer, to the prepayment or retirement of the Notes or other Debt of EQT (other than Debt subordinated to the Notes), or Debt of any Restricted Subsidiary (other than Debt owed to EQT or any Restricted Subsidiary), having a stated maturity (x) more than 12 months from the date of such application or (y) which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application;

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liens on any property, shares of stock or Debt existing at the time of acquisition thereof by EQT or a Restricted Subsidiary (including acquisition through merger or consolidation) or liens to secure the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;
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liens on any property to secure all or any part of the cost of development, construction, alteration, repair or improvement of all or any portion of such property, or to secure Debt incurred prior to, at the time of, or within 180 days after, the completion of such development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost;

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liens which secure Debt owed by a Restricted Subsidiary to EQT or to another Restricted Subsidiary or by EQT to a Restricted Subsidiary so long as the Debt is held by EQT or a Restricted Subsidiary;

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liens securing Debt of a corporation or other Person (as defined under “— Certain Definitions” below) which becomes a successor of EQT in accordance with the terms of the subject Indenture other than Debt incurred by such corporation or other Person in connection with a consolidation, merger or sale of assets in accordance with the terms of the subject Indenture;

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liens on property of EQT or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction, alteration, repair or improvement of the property subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing), or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose;

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liens securing Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by EQT or a Subsidiary, including any interest of the character commonly referred to as a “production payment”;

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liens created or assumed by a Subsidiary on oil, gas, coal or other mineral property, owned or leased by a Subsidiary, to secure Debt of such Subsidiary for the purpose of developing such property, including any interest of the character commonly referred to as a “production payment”; provided, however, that neither EQT nor any Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof; or

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any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing bullets or of any Debt secured thereby; provided, that such extension, renewal or replacement lien shall be limited to all or any part of the same property that secured the lien extended, renewed or replaced (plus any improvements and construction on such property), or to other property of EQT or its Restricted Subsidiaries not subject to the limitations described above, and shall secure no larger amount of Debt than that which had been so secured at the time of such extension, renewal or replacement (plus any premium or fee payable in connection therewith) and, in the case of the fourth bullet in this list, that the Debt being secured thereby is being secured for the same type of Person as the Debt being replaced.

Each Indenture also provides that EQT and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a lien without equally and ratably securing the Notes if at the time of such issuance, assumption or guarantee (the “Incurrence Time”) the aggregate amount of such Debt plus all other Debt of EQT and its Restricted Subsidiaries secured by liens (other than Debt permitted to be secured under the preceding bullets) which would otherwise be subject to the foregoing restrictions after giving effect to the retirement of any Debt which is concurrently being retired, plus the aggregate Attributable Debt (as defined under “— Certain Definitions” below) (determined as of the Incurrence Time) of Sale and Leaseback Transactions (as defined under “— Restriction on Sale and Leaseback Transactions” below) (other than Sale and Leaseback Transactions permitted by the first two bullets under “— Restriction on Sale and Leaseback Transactions” below) entered into after the date of the subject Indenture and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied in accordance with the third bullet under “— Restriction on Sale and Leaseback Transactions” below), does not exceed the greater of (i) $2.5 billion and (ii) 15% of Consolidated Net Tangible Assets; provided that to the extent the aggregate amount of any such Debt exceeds clause (ii) above but does not exceed clause (i) above, such incremental amount of Debt may only be Debt under the Credit Agreement (as defined under “— Certain Definitions” below).
Restriction on Sale and Leaseback Transactions
Each Indenture further provides that EQT shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement after the date of the subject Indenture with any bank, insurance company or other lender or investor (other than EQT or another Restricted Subsidiary) providing for the leasing as lessee by EQT or a Restricted Subsidiary of any Principal Property (except a lease for a term not to exceed three years by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued and a lease which secures or relates to industrial revenue or pollution control bonds or similar financing), which was or is owned by EQT or a Restricted Subsidiary and which has been or is to be sold or transferred by EQT or a Restricted Subsidiary to such Person more than 180 days after the completion of construction and commencement of full operation of such property by EQT or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”), unless:
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EQT or such Restricted Subsidiary would, at the time of entering into such arrangement, be entitled pursuant to the nine bullets set forth under “— Restrictions on Liens” above, without equally and ratably securing the Notes, to issue, assume or guarantee Debt secured by a lien on such Principal Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

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the Attributable Debt of EQT and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the subject Indenture (other than such Sale and Leaseback Transactions permitted as described in the bullet immediately above or the bullet immediately below), plus the aggregate principal amount of Debt secured by liens on Principal Properties then outstanding (not including any such Debt secured by liens described in the nine bullets set forth under “— Restrictions on Liens” above) which do not equally and ratably secure the Notes, would not exceed 15% of Consolidated Net Tangible Assets (as defined under “— Certain Definitions” below); or

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EQT, within 180 days after any such sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value, as determined by EQT’s board of directors, of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to either (or a combination of) (A) the prepayment or retirement of the Notes or other Debt of EQT (other than Debt subordinated to the Notes), or Debt of any Restricted Subsidiary (other than Debt owed to EQT or any Restricted Subsidiary), or (B) the purchase, construction or development of other property used or useful in the business of EQT.

Notwithstanding the foregoing, where EQT or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the guarantee by EQT or any other Restricted Subsidiary of the lessee’s obligation thereunder.
Merger, Consolidation and Sale of Assets
With respect to each series of Notes, EQT will not consolidate with any other entity or accept a merger of any other entity into EQT or permit EQT to be merged into any other entity, or sell other than for cash or lease its assets substantially as an entirety to another entity, or purchase the assets of another entity substantially as an entirety, unless:
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either EQT shall be the continuing entity, or the successor, transferee or lessee entity (if other than EQT) shall expressly assume prior to or simultaneously with such consolidation, merger, sale or lease, all obligations under the applicable Indenture or under the Notes to be performed or observed by EQT; and

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immediately after such consolidation, merger, sale, lease or purchase EQT or the successor, transferee or lessee entity (if other than EQT) would not be in default in the performance of any covenant or condition of the applicable Indenture.

In addition, EQT will not consolidate or merge with or into any other entity, or sell other than for cash or lease its assets substantially as an entirety to another entity, or purchase the assets of another entity substantially as an entirety, if, as a result of any such consolidation, merger, sale, lease or purchase, properties or assets of EQT would become subject to a lien which would not be permitted by the subject Indenture, unless EQT or such successor Person, as the case may be, takes such steps as are necessary to effectively secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby.
Certain Definitions
Certain terms used in this Description of Notes are defined in each Indenture as follows:
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by EQT) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Consolidated Net Tangible Assets” means the aggregate amount of assets of EQT and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities except for current maturities of long-term debt, current maturities of capitalized lease obligations, indebtedness for borrowed money having a maturity of less than 12 months from the date of the most recent audited consolidated balance sheet of EQT, but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower and deferred income taxes which are classified as current liabilities, all as of the end of the most recently completed quarterly accounting period of EQT for which financial information is available prior to the time as of which “Consolidated Net Tangible Assets” is being determined.
“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of July 22, 2024, by and among EQT, as borrower, and the commercial lending institutions and other parties that are agents and lenders thereunder, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time with one or more credit facilities or term loans of EQT or its Subsidiaries.
“Debt” means indebtedness for borrowed money.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default (as defined below) specified in the subject Indenture with respect to the Notes governed thereby.
“Person” means, except as otherwise provided in the subject Indenture, any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any manufacturing plant or production, transportation or marketing facility or other similar facility located within the United States (other than its territories and possessions) and owned by, or leased to, EQT or any Restricted Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than 1.5% of Consolidated Net Tangible Assets as of the date on which such facility is acquired or a leasehold interest therein is acquired.
“Restricted Subsidiary” means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States (other than its territories and possessions) which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or EQT, own or be a lessee of a Principal Property.
“Subsidiary” means, with respect to EQT, a corporation of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of its directors is owned, directly or indirectly, by EQT or by one or more other Subsidiaries or by EQT and one or more other Subsidiaries.
Events of Default
An “Event of Default” with respect to the Notes of any series shall be any one of the following events with respect to such series:
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the failure of EQT to pay any installment of interest on such Notes when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

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the failure of EQT to pay the principal of (and premium, if any, on) such Notes, when and as the same shall become payable, whether at maturity or by call for redemption;

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the failure of EQT to perform any covenants or agreements contained in the applicable Indenture (other than a covenant or agreement which has been expressly included in such Indenture solely for the benefit of debt securities of EQT other than such Notes), which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to EQT by the Trustee or shall have been given to EQT and the Trustee by the holders of 25% or more in aggregate principal amount of the Notes then outstanding;

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default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by EQT or any Subsidiary in an aggregate principal amount in excess of $200 million whether such indebtedness exists at the time the applicable Indenture took effect or shall thereafter be created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, which continues for a period of 30 days after written notice shall have been given to EQT by the Trustee or shall have been given to EQT and the Trustee by holders of 25% or more in aggregate principal amount of the Notes then outstanding; and

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certain events of bankruptcy, insolvency or reorganization of EQT.

Each Indenture provides that, if any Event of Default with respect to the Notes occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and all accrued but unpaid interest on all Notes then outstanding to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Notes and certain other specified defaults) may be waived by the holders of not less than a majority in aggregate principal amount of the Notes then outstanding on behalf of the holders of all the Notes.
Within 90 days after the occurrence thereof, and once the Trustee has received written notice thereof, the Trustee shall give to the holders of the Notes notice of each such Default or Event of Default with respect to the Notes, unless such Default shall have been cured or waived before the giving of such notice, provided, however, that such notice shall not be given until at least 30 days after the occurrence of any default in the performance of a covenant in the relevant Indenture other than for the payment of the principal of, premium, if any, or interest on the Notes. Except in the case of a default in payment of the principal of, premium, if any, or interest on the Notes when and as the same shall become payable, the Trustee shall be protected in withholding such notice, if and for so long as the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.
The Trustee is required, during a Default, to act with the standard of care provided in the Trust Indenture Act. Each Indenture provides that the holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes. However, each Indenture contains a provision entitling the Trustee to be indemnified to its satisfaction by holders of the Notes before proceeding to exercise any right or power vested in it under the subject Indenture at the request or direction of the holders of the Notes. The terms of the indemnification required by the Trustee will depend on the nature of the right or power requested or directed to be exercised by the holders and the circumstances that exist at that time.
Generally, the Trustee would expect to be fully protected for all actions.
Modification and Waiver
Modifications and amendments may be made by EQT and the Trustee to an Indenture, without the consent of any holder of the Notes, to, among other things:
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add to the covenants and agreements of EQT and to add Events of Default, in each case for the protection or benefit of the holders of Notes;

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evidence the succession of another corporation to EQT, or successive successions, and the assumption by such successor of the covenants and obligations of EQT;

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evidence and provide for the acceptance of appointment under such Indenture by a successor trustee and to add to or change any of the provisions of such Indenture as shall be necessary for or facilitate the administration of the trusts thereunder by more than one trustee;

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secure the Notes or to add guarantors or co-obligors with respect to the Notes;

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cure any ambiguity or to correct or supplement any provision contained in such Indenture which may be defective or inconsistent with any other provision in such Indenture;

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add to, change or eliminate any provision of such Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

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make any change in the Notes that does not adversely affect in any material respect the interests of the holders of the Notes;

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provide for uncertificated securities in addition to certificated securities; or

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permit or facilitate the defeasance and discharge of the Notes, provided that any such action shall not adversely affect the interests of the holders of the Notes or any other series of securities issued under such Indenture.

Each Indenture contains provisions permitting EQT and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Notes to execute supplemental indentures adding any provisions to, or changing or eliminating any of the provisions of, the subject Indenture or modifying the rights of the holders of the Notes, except that no such supplemental indenture may, without the consent of the holder of each Note affected thereby:
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change the stated maturity date of the principal of, or any installment of interest on, the Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption of the Notes, or change the currency in which the principal of and premium, if any, or interest on the Notes is denominated or payable;

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reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the subject Indenture or certain defaults thereunder and their consequences provided for therein; or
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reduce the percentage of holders of the Notes required to consent to any waiver of defaults, covenants or supplemental indentures.

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all the holders of all Notes:
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waive compliance by EQT with certain restrictive provisions of the applicable Indenture, as detailed in such Indenture; or

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waive any past Default or Event of Default under the applicable Indenture and its consequences, except a Default or Event of Default in the payment of any amount due with respect to any Note, or in respect of any provision which under such Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Satisfaction and Discharge
An Indenture will cease to be of further effect with respect to the Notes to which it relates if:
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all outstanding Notes (other than (A) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the subject Indenture and (B) Notes for whose payment money has previously been deposited in trust or segregated and held in trust by EQT, and thereafter repaid to EQT or discharged from such trust, as provided in the subject Indenture) have been delivered to the Trustee for cancellation; or

•
all outstanding Notes not previously delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity date within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and EQT, in the case of (A), (B) and (C) above, has deposited or caused to be deposited with the Trustee or paying agent an amount sufficient to pay and discharge the entire indebtedness on the Notes for principal and premium, if any, and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the stated maturity date or redemption date, as the case may be; provided, however, in the event a bankruptcy petition is filed with respect to EQT within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to EQT, the obligations of EQT under the subject Indenture with respect to such Notes shall not be deemed terminated or discharged.

Such trust may only be established if:
•
EQT has paid or caused to be paid all other sums payable by EQT under the subject Indenture; and

•
EQT has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the subject Indenture relating to the satisfaction and discharge of such Indenture with respect to such Notes have been complied with.

Defeasance
Each Indenture provides that the terms of the Notes may provide EQT with the option to discharge its indebtedness represented by the Notes or to cease to be obligated to comply with certain covenants under the subject Indenture. EQT, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. government obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal of and premium, if any, and interest on, the outstanding Notes on the dates such installments of interest or principal and premium are due in accordance with the terms of the subject Indenture and such Notes, provided, however, in the case of the Notes being discharged, in the event a bankruptcy petition is filed with respect to EQT within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to EQT, the obligations of EQT under the subject Indenture with respect to such Notes shall not be deemed discharged.

Such trust may only be established if:
•
no Default or event that with notice or lapse of time, or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit); and

•
EQT shall have delivered to the Trustee:

•
an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of EQT’s exercise of this defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such action had not been exercised; and

•
in the case of the Notes being discharged, a ruling to that effect received from or published by the Internal Revenue Service.

Governing Law
The Indentures and the Notes shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.
Book-Entry, Delivery and Form
Like the Restricted Notes, the Registered Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the Registered Notes will be deposited with The Bank of New York Mellon, as trustee, as custodian for DTC, and registered in the name of DTC or its nominee. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
So long as DTC, or its nominee, is the registered owner or holder of any of the Registered Notes, DTC or that nominee as the case may be, will be considered the sole owner or holder of the Registered Notes represented by the global note for all purposes under the applicable Indenture and the Registered Notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the applicable Indenture.
Payments of the principal of, premium, if any, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Trustee, any paying agent or EQT will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.
We expect that DTC will take any action permitted to be taken by a holder of Registered Notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of Registered Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Registered Notes, DTC may exchange the applicable global note for certificated notes, which it will distribute to its participants.
A global note is exchangeable for definitive notes in registered certificated form if:
•
DTC (i) notifies EQT that it is unwilling or unable to continue as depositary for the global notes, or (ii) has ceased to be a clearing agency registered under the Exchange Act, and in each case a successor depositary is not appointed by EQT within 90 days of such notice;

•
at EQT’s option, EQT notifies the Trustee in writing that it has elected to cause the issuance of the certificated securities; or

•
there has occurred and is continuing a Default or Event of Default with respect to the Registered Notes.

In addition, beneficial interests in a global note may be exchanged for certificated securities upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the applicable Indenture.
In all cases, certificated securities delivered in exchange for any beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon at the office or agency designated for such purpose.
We understand that:
•
DTC is a limited-purpose trust company organized under the New York State Banking Law (the “New York Banking Law”), a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act;

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•
DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC;

•
access to the DTC system is also available to others such as securities brokers, dealers, banks, trust companies and others that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•
the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the Registered Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Euroclear and Clearstream
We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.
We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.
The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.
We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the Trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of material U.S. federal income tax consequences relating to the Exchange Offers. This discussion is limited to holders who hold Restricted Notes and, if applicable, will hold Registered Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire Registered Notes in connection with the Exchange Offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Restricted Notes or Registered Notes in light of their personal circumstances or to holders subject to special tax rules including, without limitation:
•
banks, financial institutions, insurance companies, dealers or traders in securities or currencies;

•
regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations);

•
holders holding Restricted Notes or Registered Notes in tax-deferred accounts;

•
holders holding Restricted Notes or Registered Notes as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes;

•
holders who mark-to-market their securities;

•
holders whose functional currency is not the U.S. dollar;

•
holders who are subject to the alternative minimum tax;

•
holders who are subject to special accounting rules (including rules requiring them to recognize income with respect to the Restricted Notes or Registered Notes no later than when such income is taken into account in an applicable financial statement);

•
holders who are former U.S. citizens or U.S. residents or entities covered by the anti-inversion rules under the Code;

•
persons who actually or constructively own more than 5% of our common stock;

•
persons subject to the base erosion and anti-abuse tax; and

•
partnerships or entities classified as partnerships for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below.

The discussion below is based on the Code, U.S. Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the Exchange Offers in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.
If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Restricted Notes or Registered Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status and activities of the partner. Partnerships owning Restricted Notes or Registered Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the Exchange Offers.
An exchange of Restricted Notes for Registered Notes pursuant to an Exchange Offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Restricted Notes for Registered Notes in connection with the Exchange Offers and any such holder will have the same adjusted tax basis and holding period in the Registered Notes as it had in the Restricted Notes immediately before the exchange. Holders who do not exchange their Restricted Notes for Registered Notes pursuant to the Exchange Offers will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offers.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

PLAN OF DISTRIBUTION
Each broker-dealer that receives Registered Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. EQT has agreed that, for a period of up to 180 days after the Expiration Date of the Exchange Offers, if requested by one or more such broker-dealers, EQT will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.
EQT will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the Exchange Offers, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the Expiration Date, EQT will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.
EQT has agreed under the Registration Rights Agreement to pay all expenses incident to the Exchange Offers (including the fees and expenses of the Exchange Agent), other than the fees and expenses of any counsel to any holders of the Restricted Notes and any underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes or the Registered Notes by a holder of such notes. EQT has also agreed under the Registration Rights Agreement to indemnify the holders of the Registered Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE SECURITIES
Certain legal matters with respect to the validity of the Registered Notes offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas, and Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania.
EXPERTS
The consolidated financial statements of EQT Corporation and subsidiaries appearing in EQT Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2024, including the schedule appearing therein, and the effectiveness of EQT Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Equitrans Midstream Corporation as of December 31, 2023 and 2022, and for each of the years ended December 31, 2023, 2022 and 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Mountain Valley Pipeline, LLC — Series A as of December 31, 2023 and 2022, and for each of the years ended December 31, 2023, 2022 and 2021, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The information incorporated herein by reference relating to EQT Corporation’s estimated quantities of its proved natural gas and oil reserves as of December 31, 2024 is derived from an audit letter prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, as stated in their audit letter with respect thereto included in EQT Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2024. This information is incorporated herein by reference in reliance upon the authority of such firm as experts with respect to the matters covered by their audit letter and the giving of their audit letter.
WHERE YOU CAN FIND MORE INFORMATION
EQT is subject to the informational reporting requirements of the Exchange Act. EQT files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. EQT’s filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.
EQT’s filings with the SEC are also available, free of charge, on or through our investor relations website at http://ir.eqt.com as soon as reasonably practicable after EQT electronically files those documents with the SEC. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, other than the documents EQT has filed with the SEC that are expressly incorporated by reference into this prospectus.
EQT has filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is part of the Registration Statement and does not contain all the information in the Registration Statement. You will find additional information about us in the Registration Statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the Registration Statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may obtain a copy of the Registration Statement through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows EQT to “incorporate by reference” information into this prospectus, which means that EQT can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. EQT has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):
•
EQT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on February 19, 2025), including the information specifically incorporated by reference therein from EQT’s definitive proxy statement on Schedule 14A filed with the SEC on March 3, 2025;

•
EQT’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025 (filed on April 23, 2025) and June 30, 2025 (filed on July 23, 2025); and

•
EQT’s Current Reports on Form 8-K filed with the SEC on July 22, 2024, February 6, 2025, February 12, 2025, February 24, 2025, March 10, 2025, March 18, 2025, March 31, 2025, April 3, 2025, April 16, 2025, April 17, 2025, April 22, 2025, June 4, 2025, July 1, 2025 and July 16, 2025.

EQT also incorporates by reference into this prospectus any future filings made by it with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein) after the date of this prospectus and before the termination of the offering under this prospectus.
Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus or in any document incorporated by reference herein is accurate as of any date other than the date on the front cover of the applicable document.
EQT will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into the documents requested. You should direct requests for documents to:
EQT Corporation
Attention: Corporate Secretary
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Telephone: (412) 553-5700
In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about the Company. The agreements may contain representations and warranties by the Company, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

EQT CORPORATION
Offers to Exchange
Up to $495,925,000 of 7.500% Senior Notes due 2027 that have not been registered under the Securities Act	for a like principal amount of	7.500% Senior Notes due 2027 that have been registered under the Securities Act
Up to $344,921,000 of 6.500% Senior Notes due 2027 that have not been registered under the Securities Act	for a like principal amount of	6.500% Senior Notes due 2027 that have been registered under the Securities Act
Up to $45,225,000 of 5.500% Senior Notes due 2028 that have not been registered under the Securities Act	for a like principal amount of	5.500% Senior Notes due 2028 that have been registered under the Securities Act
Up to $734,583,000 of 4.50% Senior Notes due 2029 that have not been registered under the Securities Act	for a like principal amount of	4.50% Senior Notes due 2029 that have been registered under the Securities Act
Up to $596,725,000 of 6.375% Senior Notes due 2029 that have not been registered under the Securities Act	for a like principal amount of	6.375% Senior Notes due 2029 that have been registered under the Securities Act
Up to $494,086,000 of 7.500% Senior Notes due 2030 that have not been registered under the Securities Act	for a like principal amount of	7.500% Senior Notes due 2030 that have been registered under the Securities Act
Up to $1,090,218,000 of 4.75% Senior Notes due 2031 that have not been registered under the Securities Act	for a like principal amount of	4.75% Senior Notes due 2031 that have been registered under the Securities Act
Up to $67,196,000 of 6.500% Senior Notes due 2048 that have not been registered under the Securities Act	for a like principal amount of	6.500% Senior Notes due 2048 that have been registered under the Securities Act

PROSPECTUS

                 , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
EQT is incorporated under the laws of the Commonwealth of Pennsylvania.
Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:
(1)
by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)
if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)
by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.
Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of EQT’s Amended and Restated Bylaws (the “Bylaws”) provides that directors and officers of EQT shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other proceeding (whether brought by or in the right of the corporation or otherwise) arising out of their service to EQT or to another corporation, partnership, joint venture, trust or other enterprise at the request of EQT; provided, however, that EQT will not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under Article IV of the Bylaws) unless such proceeding (or part thereof) was authorized by EQT’s board of directors.
PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.
Article IV of the Bylaws provides that EQT may purchase and maintain insurance to protect EQT and its directors, officers, agents or employees against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not EQT would have the power to indemnify such person against such liability by law or under the provisions of Article IV of the Bylaws.
EQT maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, EQT may receive reimbursement for amounts as to which the directors and officers are indemnified by EQT under the indemnification provisions of the Bylaws described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions of the Bylaws.
As permitted by PBCL Section 1713, EQT’s Restated Articles of Incorporation, as amended (the “Articles”), and the Bylaws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B, ”Fiduciary Duty” of Chapter 17 of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance) and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.
Additionally, as permitted by PBCL Section 1735, the Bylaws provide that no officer shall be personally liable, as such, for monetary damages (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under Title 15, Chapter 17, Subchapter C of the PBCL (or any successor statute relating to officers’ standard of care and justifiable reliance) and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of an officer pursuant to any criminal statute or the liability of an officer for the payment of taxes pursuant to federal, state or local law.
EQT also has indemnification agreements with all of its executive officers and directors (collectively, the “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Bylaws (regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of EQT’s board of directors or an acquisition transaction relating to EQT) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the Indemnitees under EQT’s directors’ and officers’ liability insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the Indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, incurred or paid by the Indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of EQT or otherwise, in which the Indemnitees are, were, or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the Indemnitees are or were directors or officers of EQT or are or were serving at EQT’s request as directors, officers, employees, trustees or representatives of another corporation or enterprise.
The foregoing is only a general summary of certain aspects of the PBCL, the Articles and the Bylaws dealing with indemnification of directors and officers and does not purport to be complete.
Item 21.   Exhibits and Financial Statement Schedules
The following documents are filed as exhibits to this registration statement:
Exhibit No.	Description
3.1(a)	Restated Articles of Incorporation of EQT Corporation (amended through November 13, 2017) (incorporated herein by reference to Exhibit 3.1 to EQT Corporation’s Current Report on Form 8-K filed on November 14, 2017).
3.1(b)	Articles of Amendment to the Restated Articles of Incorporation of EQT Corporation (effective May 1, 2020) (incorporated herein by reference to Exhibit 3.1 to EQT Corporation’s Current Report on Form 8-K filed on May 4, 2020).
3.1(c)	Articles of Amendment to the Restated Articles of Incorporation of EQT Corporation (effective July 23, 2020) (incorporated herein by reference to Exhibit 3.1 to EQT Corporation’s Current Report on Form 8-K filed on July 23, 2020).
3.1(d)	Articles of Amendment to the Restated Articles of Incorporation of EQT Corporation (effective July 18, 2024) (incorporated herein by reference to Exhibit 3.1 to EQT Corporation’s Current Report on Form 8-K filed on July 18, 2024).
3.2	Amended and Restated Bylaws of EQT Corporation (amended through April 16, 2025) (incorporated herein by reference to Exhibit 3.1 to EQT Corporation’s Current Report on Form 8-K filed on April 17, 2025).
4.1	Indenture, dated as of March 18, 2008, between EQT Corporation, as successor, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to EQT Corporation’s Current Report on Form 8-K filed on March 18, 2008).
4.2	Second Supplemental Indenture, dated as of June 30, 2008, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.03(c) to EQT Corporation’s Current Report on Form 8-K filed on July 1, 2008).
4.3	Eighteenth Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.3 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.4	Form of EQT Corporation’s 7.500% Senior Notes due 2027 (included in Exhibit 4.3 hereto).
4.5	Nineteenth Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.5 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.6	Form of EQT Corporation’s 6.500% Senior Notes due 2027 (included in Exhibit 4.5).
4.7	Twentieth Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.7 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).

Exhibit No.	Description
4.8	Form of EQT Corporation’s 5.500% Senior Notes due 2028 (included in Exhibit 4.7).
4.9	Twenty-First Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.9 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.10	Form of EQT Corporation’s 4.50% Senior Notes due 2029 (included in Exhibit 4.9).
4.11	Twenty-Second Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.11 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.12	Form of EQT Corporation’s 6.375% Senior Notes due 2029 (included in Exhibit 4.11).
4.13	Twenty-Third Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.13 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.14	Form of EQT Corporation’s 7.500% Senior Notes due 2030 (included in Exhibit 4.13).
4.15	Twenty-Fourth Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.15 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.16	Form of EQT Corporation’s 4.75% Senior Notes due 2031 (included in Exhibit 4.15).
4.17	Twenty-Fifth Supplemental Indenture, dated as of April 2, 2025, between EQT Corporation and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.17 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025).
4.18	Form of EQT Corporation’s 6.500% Senior Notes due 2048 (included in Exhibit 4.17).
4.19	Registration Rights Agreement, dated April 2, 2025, by and among EQT Corporation, TD Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Truist Securities, Inc. (incorporated by reference to Exhibit 4.19 to EQT Corporation’s Current Report on Form 8-K filed on April 3, 2025)
5.1	Opinion of Kirkland & Ellis LLP.
5.2	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Ernst & Young LLP (independent registered public accounting firm of EQT Corporation).
23.2	Consent of Ernst & Young LLP (independent registered public accounting firm of Equitrans Midstream Corporation).
23.3	Consent of Ernst & Young LLP (independent auditors of Mountain Valley Pipeline, LLC — Series A).
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.6	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature page of this registration statement).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as trustee under the Indenture, dated as of March 18, 2008.
99.1	Form of Letter of Transmittal.
107	Filing Fee Table.
Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 25, 2025.
EQT CORPORATION
By:
/s/ Jeremy T. Knop

Name:
Jeremy T. Knop

Title:
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby appoints Toby Z. Rice, Jeremy T. Knop and William E. Jordan, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including all post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Toby Z. Rice Toby Z. Rice	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2025
/s/ Jeremy T. Knop Jeremy T. Knop	Chief Financial Officer (Principal Financial Officer)	July 25, 2025
/s/ Todd M. James Todd M James	Chief Accounting Officer (Principal Accounting Officer)	July 25, 2025
/s/ Thomas F. Karam Thomas F. Karam	Chair of the Board	July 25, 2025
/s/ Vicky A. Bailey Vicky A. Bailey	Director	July 25, 2025
/s/ Lee M. Canaan Lee M. Canaan	Director	July 25, 2025
/s/ Frank C. Hu Frank C. Hu	Director	July 25, 2025
/s/ Kathryn J. Jackson Kathryn J. Jackson	Director	July 25, 2025

Signature	Title	Date
/s/ John F. McCartney John F. McCartney	Director	July 25, 2025
/s/ Daniel J. Rice IV Daniel J. Rice IV	Director	July 25, 2025
/s/ Robert F. Vagt Robert F. Vagt	Director	July 25, 2025
/s/ Hallie A. Vanderhider Hallie A. Vanderhider	Director	July 25, 2025